WRITTEN CONSENT TO ACTION WITHOUT A MEETING

OF THE BOARD OF DIRECTORS OF

ARC LIFESTYLE GROUP INC.

WHEREAS, pursuant to the Florida Business Corporation Act, the Board of Directors has deemed it appropriate to take the corporate action described herein without holding a meeting, the waiver and notice of which is unanimously acknowledged and agreed to by the sole Director through his execution of this Written Consent to Action Without a Meeting; and

WHEREAS, the Board has determined it is in the best interest of the Corporation to establish a limit of maximum amount of common shares that any shareholder can hold after converting preferred shares series B. This limit will be 4.9% of total outstanding shares after conversion.

IN WITNESS WHEREOF, I set my hand this 6th day of April, 2015.

/s/ Carlos Lopez Martinez
Carlos Lopez Martinez

1